Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

September 12, 2008

Safety-Kleen, Inc.

5360 Legacy Drive

Plano, Texas 75024

Re:	Registration Statement on Form S-1
(File No. 333-150573)

Ladies and Gentlemen:

We have acted as special counsel to Safety-Kleen, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 4,687,500 shares (the “Primary Shares”) and the sale by certain selling stockholders (the “Selling Stockholders”) of up to 20,468,750 shares (including 3,281,250 shares subject to an over-allotment option) (the “Secondary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-1 (File No. 333-150573) of the Company as filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2008 under the Act and Amendments No. 1 through No. 5 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the form of Underwriting Agreement proposed to be entered into by and among the Company, as issuer, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. as representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement (the “Underwriting Agreement”); (iii) a specimen certificate evidencing the Common Stock; (iv) the Certificate of Incorporation of the Company, as amended to date and currently in effect and as in effect at the time of original issuance of the Secondary Shares; (v) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect and as in effect at the time of original issuance of the Secondary Shares; and (vi) certain resolutions of the Board of Directors of the Company and the pricing committee thereof relating to the issuance and sale of the Primary Shares, the original issuance of the Secondary Shares and related matters.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals,

the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.  We have also assumed that the Company has received the full consideration approved by the Board of Directors of the Company in connection with the original issuance of the Secondary Shares.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.             When (i) the Registration Statement becomes effective under the Act, (ii) the Underwriting Agreement has been duly executed and delivered and (iii) certificates representing the Primary Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable.

2.             The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP